Exhibit 3.2.2

AMENDMENT NO. 2

TO

THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE BLACKSTONE GROUP L.P.

This AMENDMENT No. 2, dated as of November 4, 2011 (this “Amendment No. 2”), to the Amended and Restated Agreement of Limited Partnership of The Blackstone Group L.P., dated as of June 27, 2007 (the “Partnership Agreement”), of The Blackstone Group L.P., a Delaware limited partnership (the “Partnership”), is entered into by Blackstone Group Management L.L.C., a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), and the Limited Partners. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Partnership Agreement.

WHEREAS, the General Partner and the Limited Partners are parties to the Partnership Agreement;

WHEREAS, the General Partner wishes to amend certain provisions of the Partnership Agreement in the manner and as more fully set forth herein;

WHEREAS, pursuant to Section 13.1(e)(i) of the Partnership Agreement, the General Partner may amend any provision of the Partnership Agreement, without the approval of any Partner, any Unitholder or any other Person, to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests, treating the Common Units as a separate class for this purpose) in any material respect; and

WHEREAS, the General Partner has determined that this Amendment No. 2 does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests, treating the Common Units as a separate class for this purpose) in any material respect.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration acknowledged hereby, the parties hereto agree as follows:

1. Amendment to Section 1.1. The definitions of “Outstanding” and “Voting Unit” are hereby amended to reflect the following changes (double underlines represent insertions):

“Outstanding” means, with respect to Limited Partner Interests, all Limited Partner Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided however that if at any time any Person or Group (other than the General Partner or its Affiliates) Beneficially Owns 20% or more of any class of Outstanding Common Units, all Common Units owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided further that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Common Units of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Common Units of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any Common Units issued by the Partnership with the prior approval of the Board of Directors; provided further that if at any time the State Investment Company or a State Investment Company Affiliate Beneficially Owns any Common Units, no Common Units Beneficially Owned by the State Investment Company or a State Investment Company Affiliate (other than Common Units Beneficially Owned by the State Investment Company or a State Investment Company Affiliate acquired by such Person subsequent to the date of the Initial Offering) shall be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement.

“Voting Unit” means a Common Unit (other than any Common Unit Beneficially Owned by the State Investment Company or a State Investment Company Affiliate (unless such Common Unit was acquired by such Person subsequent to the date of the Initial Offering)), a Special Voting Unit and any other Partnership Interest that is designated as a “Voting Unit” from time to time.

2. Amendment to Section 13.12. Paragraphs (a) and (c) of Section 13.12 are hereby amended to reflect the following changes (double underlines represent insertions):

(a) Only those Record Holders of Outstanding Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests. Each Common Unit shall entitle the holder thereof (other than the State Investment Company or any State Investment Company Affiliate (except to the extent such Common Unit was acquired by such Person subsequent to the date of the Initial Offering)) to one vote for each Common Unit held of record by such holder as of the relevant Record Date.

(c) Notwithstanding any other provision of this Agreement, for the avoidance of doubt, the State Investment Company and any State Investment Company Affiliate shall be subject to the limitations on voting set forth in this Section 13.12(c) for so long as it is a

Limited Partner or Beneficially Owns any Common Units. Notwithstanding any other provision of this Agreement or the terms of any Common Units, the State Investment Company and the State Investment Company Affiliates shall have no voting rights whatsoever with respect to the Partnership, including any voting rights that may otherwise exist for Limited Partners or holders of Common Units hereunder, under the Act, at law, in equity or otherwise; provided that any amendment of this Agreement that would have a material adverse effect on the rights or preferences of the Common Units Beneficially Owned by the State Investment Company or any State Investment Company Affiliate in relation to other Common Units (treating the Common Units Beneficially Owned by the State Investment Company and any State Investment Company Affiliate as a separate class for this purpose) must be approved by the holders of not less than a majority of the Common Units Beneficially Owned by the State Investment Company and any State Investment Company Affiliate. The State Investment Company and the State Investment Company Affiliates hereby further irrevocably waive any right it may otherwise have to vote for a successor General Partner or Liquidator under the Act in its capacity as Limited Partner or with respect to any Common Units owned by them. Notwithstanding the foregoing, the provisions of this Section 13.12(c) shall not apply to Common Units acquired by the State Investment Company or any State Investment Company Affiliate subsequent to the date of the Initial Offering.

2. Ratification and Confirmation of the Partnership Agreement. Except as so modified pursuant to this Amendment No. 2, the Partnership Agreement is hereby ratified and confirmed in all respects.

3. Applicable Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4. Effectiveness. This Amendment No. 2 shall be effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as of the date first written above.

GENERAL PARTNER:

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner without execution hereof pursuant to Section 10.2(a) of the Partnership Agreement.

By: BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

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